Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Healthy Extracts, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid
	Equity	Common Stock, par value $0.001	Rule 457(o)	--	--	$9,200,000	$0.0001102	$1,013.84
	Equity	Shares of Common Stock issuable upon exercise of underwriter’s warrants (3)	Rule 457(g) and 457(o)	--	--	---	---	---
Fees Previously Paid	--	--	--	--	--	--	--	--
	Total Offering Amounts					$9,200,000		$1,013.84
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$1,013.84

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.001 per share, of the registrant (the “Common Stock’), as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price. Includes the offering price of additional shares of Common Stock that the underwriters have the option to purchase to cover over-allotments, if any.

(3) No additional registration fee is payable pursuant to Rule 457(g) of the Securities Act.